Exhibit 99.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

CE DALLAS RENEWABLES LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CE Dallas Renewables LLC (the “Company”), dated August 15, 2008, is made and entered into by and among the Persons listed on the attached Schedule A hereto as Members of the Company and any additional Persons who become Members of the Company in accordance with the provisions of this Agreement.

WHEREAS, the Company has been formed for the sole purpose of acquiring from Camco DCE Limited and Camco DCE, Inc. all of the membership interests of Dallas Clean Energy LLC, a Delaware limited liability company (“DCE”), immediately thereafter merging into DCE with this Agreement to become the limited liability company agreement of DCE upon such merger, and thereafter, through DCE as successor to the Company, continuing the process of repairing, improving, expanding and operating the Project (as hereafter defined) in accordance with this Agreement;

WHEREAS, DCE owns all of the leases, permits, equipment, personal property and tangible and intangible property and rights associated with the landfill gas to-high Btu gas energy project at the McCommas Bluff Landfill in Dallas County, City of Dallas, Texas (collectively, the “Project”);

WHEREAS, the Members intend to state in its entirety the Limited Liability Company Agreement of the Company to reflect their agreements with respect to the acquisition and ownership of all of the membership interests of DCE and indirectly the ownership and operation of the Project;

WHEREAS, subject to the limitations, terms and conditions set forth in this Agreement, Clean Energy has committed to fund the Company’s acquisition of the membership interests of DCE and the operation, repair and expansion of the Project;

WHEREAS, the Members constitute all of the current members of the Company; and

WHEREAS, the Delaware Limited Liability Company Act, 6 Del. C. §§18-101, et seq., as amended from time to time (the “Delaware Act”), authorizes the adoption of a written agreement among members concerning the business and affairs of a limited liability company, and each of the parties to this Agreement desires to enter into such an agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants hereinafter contained, the parties to this Agreement agree as follows.

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below.  Certain other terms used in this Agreement are defined elsewhere in this Agreement.  For purposes of this Agreement, a defined term has its defined meaning throughout this Agreement and in each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.  As used in this agreement, all pronouns and terms are gender-neutral.

“Adjusted Capital Return” means, solely as to Clean Energy, the Clean Energy Initial Capital Contribution reduced (but not below zero) at the end of each Fiscal Year, or portion thereof if the calculation is made on a date other than the end of the Fiscal Year, by the sum of (a) any distributions not from a Capital Transaction received by Clean Energy during such Fiscal Year or portion thereof, (b) the amount of any proceeds to Clean Energy from the sale of Member Interests owned by Clean Energy to Cambrian McCommas Bluff pursuant to exercise of the Option, and (c) the amount of any distributions from a Capital Transaction received by Clean Energy.

“Advisor Expenses” means any expenses incurred by the Company to any professional advisor, including any Person providing advice or services related to any one or more of engineering, accounting, operations and maintenance, and business practices or strategies.

“Affiliate” with respect to any person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity; provided, however, the Company shall not be considered an Affiliate of a Member.

“Agreement” means this Limited Liability Company Agreement, as it may be amended or restated from time to time in accordance with the terms hereof.

“Assignee” means any Person that acquires Member Interests or any portion thereof through a transfer made in accordance with this Agreement and that has not been admitted as a Member.

“Board” and “Board of Managers” have the meanings set forth in Section 9.1.

“Business Day” (whether such term is capitalized or not) means any day, excluding Saturdays, Sundays and any day on which banks are generally not open for business in the State of California.

“Buy/Sell Notice” has the meaning set forth in Section 13.9.

“Cambrian Energy” means Cambrian Energy Development LLC, a California limited liability company, its successors and assigns.

“Cambrian Energy Management” means Cambrian Energy Management LLC, a Delaware limited liability company.

“Cambrian McCommas Bluff” means Cambrian Energy McCommas Bluff LLC formerly known as Cambrian Energy/CLF McCommas Bluff LLC, a Delaware limited liability company, its successors and assigns.

“Camco” means Camco International, Inc., a Delaware limited liability company, its successors and assigns.

“Capital Account” means, with respect to any Member, the capital account established and maintained for such Member pursuant to Section 5.4.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money, and the Gross Asset Value of any property other than money, contributed to the Company pursuant to Article V hereof with respect to such Member’s Member Interest.

“Capital Return Date” means the date on which the balance of the Adjusted Capital Return becomes zero.

“Capital Transaction” means (i) any sale, refinancing or other disposition of the Project, whether by partial sale or otherwise or (ii) casualty (where the proceeds are not to be used for reconstruction), condemnation or similar event of any part of the Project, where the gross proceeds from such event exceed $100,000.

“Certificate” means the Certificate of Formation of the Company, as amended to date and as it may be further amended in accordance with this Agreement.

“Clean Energy” means Clean Energy, a California corporation, its successors and assigns.

“Clean Energy Borrowing” means any and all obligations of Clean Energy to make a payment to PlainsCapital Bank with respect to the borrowing of money by Clean Energy from PlainsCapital Bank pursuant to the PlainsCapital Bank Credit Agreement.

“Clean Energy Initial Capital Contribution” means the aggregate cash contribution in the amount of U.S. $18,400,000 made by Clean Energy to the Company and used to pay the purchase price for the membership interests of  the Project Company.

“Clean Energy Loan” means the loan or loans to be made to the Project Company by Clean Energy or one or more of its Affiliates in principal amounts advanced not to exceed in the aggregate $14,000,000 determined on a non-revolving basis (including amounts considered so advanced with respect to Letters of Credit pursuant to Section 5.5 hereof as well as amounts advanced subject to Section 5.6 hereof), as evidenced by one or more promissory notes from the

Company and Project Company and secured by the assets of the Company and the Project Company, to be used by the Project Company for Development Costs and by the Company to pay a portion of the purchase price payable to the Sellers under the Purchase Agreement.

“Clean Energy Loan Documents” means the promissory note or notes, loan agreement, security agreements, and other documents executed and delivered with respect to the Clean Energy Loan.  The Clean Energy Loan Documents do not include this Agreement or any action of the Board or Members as such.

“Closing Date” means the date on which the purchase by the Company from Camco of all of the membership interests of the Project Company occurs pursuant to the terms of the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” has the meaning set forth in the preamble and, after the merger of the Company into the Project Company following the Closing Date, shall refer to the Project Company.

“Company Minimum Gain” means partnership minimum gain (as that term is defined in Treasury Regulations Section 1.704-2(b)(2)) with respect to the Company.

“Compensation Expense” has the meaning set forth in Section 9.10(s).

“Covered Person” means any past or present Member, any successors or heirs of a past or present Member, any past or present Affiliate of a past or present Member, or any past or present officers, member of the Board of Managers, employees, consultants, representatives or agents of the Company, a past or present Member or their respective Affiliates, or any past or present employee, consultant, representative or agent of the Company or any of its Affiliates, or any past or present officer or advisor of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Development Costs” means all expenditures which are required to (i) pay all legal fees and costs, travel and related expenses in connection with the negotiation or renegotiation of agreements applicable to the Project or Project Company, (ii) complete any capital repairs or improvements required to be funded from Development Sources, including any cost overruns pertaining thereto, and (iii) pay any operating losses until completion of any capital repairs or improvements, including those costs set forth on Schedule B attached hereto.

“Development Sources” means the aggregate of the net, funded proceeds of the Clean Energy Loan.

“Disposition” has the meaning set forth in Section 13.2 a.

“Dragging Member” has the meaning set forth in Section 13.8.

“Drag-Along Right” has the meaning set forth in Section 13.8.

“Drag-Along Member” or “Drag-Along Members” has the meaning set forth in Section 13.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fiscal Year” means any calendar year of the Company commencing on January 1 and ending on December 31, or any portion of such period for which the Company is required to allocate items of Company income, gain, loss or deduction.

“GAAP” means United States generally accepted accounting principles consistently applied in accordance with past practices.

“Governmental Authority” (whether such term is capitalized or not) means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                  the initial Gross Asset Value of any property other than money contributed by a Member to the Company shall be the gross fair market value of such property, as agreed to by the contributing Member and the Board;

(b)                                 the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the contribution of more than a de minimis amount of assets to the Company by a new or an existing Member as consideration for a Member Interest in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for the Member Interest of such Member; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) of this sentence shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)                                  the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board; and

(d)                                 if the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation (and not the depreciation, amortization, or other cost recovery deductions allowable for federal income tax purposes) taken into account with respect to such asset for purposes of computing Profits and Losses.

“Initial Capital Contribution” has the meaning set forth in Section 5.1.

“Initiating Member” has the meaning set forth in the Section 13.9.

“Involuntary Transfer” has the meaning set forth in Section 13.2 d. i.

“Involuntary Transfer Interest” has the meaning set forth in Section 13.2 d. ii.

“Involuntary Transferee” has the meaning set forth in Section 13.2 d. i.

“Involuntary Transferor” has the meaning set forth in Section 13.2 d. ii.

“Liquidation” has the meaning set forth in Section 15.3.

“Management Company” means the Person serving as such from time to time in accordance with Article IX and that will provide management services to the Company pursuant to the terms of this Agreement.

“Management Compensation” has the meaning set forth in Section 9.7(c).

“Manager” means a member, individually, of the Board of Managers and Managers means the members, collectively, of the Board of Managers.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Delaware Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member, and all obligations, duties, and liabilities imposed on that Member (under the Delaware Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Manager.

“Operating Cash Flow” means for each fiscal year the sum of all Operating Income minus all Operating Expenses, in each case determined separately for each Fiscal Year or portion thereof.

“Operating Income” means all cash received from operation of the Project in the ordinary course of business, including withdrawals from Company reserves for Operating Expenses to the extent otherwise permitted hereunder, and all other sources; provided, however, that Operating Income shall exclude (i) the proceeds of capital contributions, (ii) Development Sources, (iii) the proceeds of any other loans to the Company, (iv) interest earned on Company reserves for Operating Expenses (unless withdrawn as aforesaid), and (v) proceeds of any Capital Transaction.

“Operating Expenses” mean all expenses of operation of the Project as incurred by the Company, including without limitation, cumulative required debt service on the Clean Energy Loan or any other indebtedness of the Project Company, costs of utilities, maintenance, repairs and necessary replacements, real estate taxes, insurance premiums, professional fees, miscellaneous expenses, deposits to cash reserves, and any capital expenditures, repairs, or replacements, but excluding (i) Development Costs described on Schedule B and (ii) depreciation, amortization deductions and other non-cash items.

“Option” means the option granted to Cambrian McCommas Bluff by Clean Energy in Section 13.1 a. hereof to acquire Member Interests.

“Permitted Transferee” has the meaning set forth in Section 13.2 b. i.

“Permitted Transfers” has the meaning set forth in Section 13.2 b.

“Person” (whether or not capitalized) means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PlainsCapital Bank” means PlainsCapital Bank, a Texas state chartered bank, or its successor with respect to the Clean Energy Borrowing (but not in the capacity of holder of a Member Interest pursuant to a foreclosure under a pledge in connection with the Clean Energy Borrowing).

“PlainsCapital Bank Credit Agreement” means the Credit Agreement of even date herewith among PlainsCapital Bank, Clean Energy and Clean Energy Fuels Corp., a Delaware corporation, pertaining to a $30 million credit facility, as the same may be modified from time to time.

“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a)                                  any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)                                 any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)                                  in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)                                 gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)                                  in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(f)                                    notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article VI shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Prohibited Transfer” has the meaning given by Section 13.3.

“Project” means those assets owned by the Project Company primarily consisting of landfill gas collection and processing equipment and related real and personal property and other associated rights, indirectly acquired or to be acquired by the Company pursuant to the Purchase Agreement and located at or in association with the McCommas Bluff Landfill in Dallas, Texas, together with any improvements, expansions, or replacements thereto, or gas processing or other energy production facilities later acquired, and any other interest or asset of the Project Company.

“Project Company” means Dallas Clean Energy LLC, a Delaware limited liability company, its successors and assigns, into which the Members intend that the Company shall be merged immediately following the Closing Date.  References herein to “Project Company” shall refer to the Company upon and after consummation of the merger of the Company into the Project Company immediately after the Closing Date.

“Purchase Agreement” means the Membership Interests Purchase and Sale Agreement dated August 15, 2008 by and among the Company, Cambrian McCommas Bluff, Clean Energy, Camco DCE Limited, Camco DCE, Inc. and Camco International, Ltd.

“Remaining Members” has the meaning set forth in Section 13.2 c. ii.

“Securities Act” means the Securities Act of 1933, as amended.

“Stated Value” has the meaning set forth in Section 13.9.

“Target Members” has the meaning set forth in Section 13.9.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

“Tax Distribution Amount” means, with respect to a Member Interest for a Fiscal Year, the amount necessary to be distributed with respect to such Member Interest such that the holder of such Member Interest and the predecessors of such holder shall have received distributions pursuant to Section 7.1 clauses first through fourth during such Fiscal Year and all prior Fiscal Years of the Company at least equal to 40% of the cumulative amount of Profits and individual items of income or gain (other than tax-exempt income) of the Company in excess of the cumulative amount of Losses and individual items of loss, deduction or expenses (other than any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) allocated to the holder of such Member Interest or the predecessors of such holder, in each case for such Fiscal Year and all prior Fiscal Years of the Company; provided, however, when a Tax Distribution Amount is required to be distributed with respect to a Member Interest, distributions will be made to both Members so that the Tax Distribution Amount with respect to the Member Interest and the distribution with respect to the other Member Interest are in the same proportions as the percentages set forth in Section 7.1(a) clause third or clause fourth, whichever then applies.

“Tax Matters Member” has the meaning set forth in Section 12.1(a).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether directly or indirectly and whether through one or a series of transactions (including by way of a change of control or any Member), and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecation or otherwise dispose of, whether directly or indirectly and whether through one or a series of transactions.

“Transfer Interest” has the meaning set forth in Section 13.2 c. i.

“Transfer Notice” has the meaning set forth in Section 13.2 c. i.

“Transferring Member” has the meaning set forth in Section 13.2 c. i.

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

ARTICLE II
ORGANIZATION

2.1                               Formation.  The Company is a limited liability company organized under the provisions of the Delaware Act.  The Certificate was filed with the Secretary of State of the State of Delaware on August 5, 2008.  The parties to this Agreement are all of the initial Members of the Company.  A Member’s Member Interest in the Company shall be personal property for all purposes.  All real and other property owned by the Company shall be deemed owned by the Company as an entity and no Member, individually, shall have any ownership of such property by reason of its Member Interest.

2.2                               Name.  The name of the Company is, and the business of the Company shall be conducted under the name of, “CE Dallas Renewables LLC.”  The name of the Company may be changed from time to time by amendment of the Certificate in accordance with this Agreement.  The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

2.3                               Term.  The term of the Company shall commence with the filing of a Certificate of Formation of a Limited Liability Company with the Secretary of State of the State of Delaware and shall continue thereafter until (i) statutorily dissolved or otherwise dissolved as provided in this Agreement and (ii) Liquidation is complete.

2.4                               Offices.  The registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by law.  The principal office of the Company shall be at 7 Empty Saddle Road, Rolling Hills Estates, California 90274-4124, or at such other place as the Board may designate, which need not be in the State of Delaware.  The Company may have such other offices as the Board may designate.

ARTICLE III

PURPOSES AND POWERS

3.1                               Purposes of the Company.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, which shall include but not be limited to the acquisition of the Project Company and indirectly the Project and the productive utilization of methane gas produced from the Project specifically and biomass generally; provided, however, so long as the Clean Energy Borrowing is outstanding, the sole object and purpose of, and the sole nature of the business to be conducted and promoted by the Company is the acquisition of the Project Company and, following merger of the Company into the Project Company, the productive utilization of methane gas produced from the Project specifically and biomass generally, and any and all activities necessary or incidental thereto.

3.2                               Powers of the Company.  The Company purpose set forth in Section 3.1 may be accomplished by taking any action that is permitted under the Delaware Act.

ARTICLE IV

MEMBERSHIP

4.1                               Members.  The name and address of each Member, and such Member’s Capital Contribution as of the date of this Agreement, are as set forth on Schedule A hereto.  In the event of any change with respect to the information stated on Schedule A hereto pursuant to or in accordance with the provisions hereof, the Board shall promptly cause (a) Schedule A to be amended to reflect such change and (b) a copy of the revised Schedule A to be provided to each of the Members.

4.2                               Additional Members.  Additional Persons may be admitted to the Company as Members only in accordance with the terms of this Agreement, including Article XIV, and if such admission involves a Transfer of a Member Interest, Article XIII.  Any such admission shall be effective only after the new Member has executed and delivered to the Board a document including the new Member’s notice address and an agreement to be bound by this Agreement.

4.3                               Member Interests.  The Member Interests of the Company shall be issued in accordance with the terms of this Agreement.  So long as the Clean Energy Borrowing is outstanding, Member Interests shall not be certificated without the written consent of PlainsCapital Bank.

4.4                               Withdrawal.  No Member shall have the right to voluntarily withdraw from the Company as a Member except in accordance with Section 14.3.

4.5                               Lack of Authority.  No Member shall have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except for a Member that is acting in the capacity of Manager in accordance with Article IX, or in the capacity of an officer pursuant to authorization by the Board in accordance with Section 9.7(b).

4.6                               Voting Rights.  Except as otherwise provided in this Agreement (including Section 9.10) or as required by law, the Members shall have full voting rights and powers to vote on all matters submitted to the Company for vote, consent or approval, and each Member shall be entitled to one vote for each percentage interest in Profits to which such Member is entitled in accordance with this Agreement.

4.7                               Membership Book and Members of Record.  The Board shall cause to be maintained, among other records, a membership book containing records evidencing the Member Interests, the names and addresses of the holders of all issued Member Interests of the Company, the number of Member Interests held by each such holder, the date of issuance of such Member Interests, and whether or not such Member Interests originate from original issue or transfer.  Names and addresses of Members as they appear on such book shall be the official list of Members of record of the Company for all purposes except as otherwise provided herein.  The Company shall keep this record of Members at its registered office or principal place of business, or at the office of its transfer agent or registrar.  The Company shall be entitled to treat the holder of record of any Member Interest as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such Member Interest or any rights deriving from such Member Interest on the part of any other person, including a purchaser, assignee, or transferee, unless and until such other person becomes the holder of record of such Member Interest, regardless of whether the Company has either actual or constructive notice of the Member Interest of such other person.

4.8                               Change of Name or Address.  Each Member shall promptly notify the Board, by written notice sent by certified mail, return receipt requested, of any change in name or address of the Member from that as it appears upon the official list of Members of record of the Company.  The Board shall cause to be entered such changes into all affected Company records, including the official list of Members of record.

ARTICLE V
CAPITAL CONTRIBUTIONS

5.1                               Initial Capital Contributions.  On or prior to the Closing Date, each of the Members shall have made a Capital Contribution (an “Initial Capital Contribution”) to the Company in exchange for its respective Member Interests as set forth on Schedule A (and in this connection all amounts deposited by or on behalf of Clean Energy in connection with the Purchase Agreement shall be treated as part of the Clean Energy Initial Capital Contribution).  It is the intent of the Members that the contributions of property by each Member, cash by Clean Energy and cash and contractual rights by Cambrian McCommas Bluff, shall be a non-taxable event pursuant to Section 721 of the Code and that the interest issued to Cambrian McCommas Bluff be a profits interest within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43.  The Company and each of the Members (i) consents to the making and filing of a safe harbor election under Section 83(b) of the Code, (ii) agrees that the Member Interest issued to Cambrian McCommas Bluff is immediately vested, and (iii) agrees that neither the Company nor any Member shall take a deduction with respect to the issuance of the Member Interest to Cambrian McCommas Bluff.

5.2                               Interest.  No interest shall be paid by the Company on any Capital Contribution.

5.3                               Return of Capital.  No Member shall be entitled to have any Capital Contribution returned to it or to receive any distributions from the Company upon withdrawal or otherwise, except in accordance with the express provisions of this Agreement.  No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Company or any Member.  No Member shall be required to contribute any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

5.4                               Capital Accounts.

(a)                               An individual Capital Account shall be established and maintained for each Member.  The Members acknowledge and agree that the opening Capital Account of Clean Energy shall be $18,400,000 and that the opening Capital Account of Cambrian McCommas Bluff shall be $1,000 (the amount of cash to be contributed by Cambrian McCommas Bluff).  There shall be no addition to the Capital Account of Cambrian McCommas Bluff with respect to the release to be delivered to Camco or other contractual rights contributed to the Company or Project Company by Cambrian McCommas Bluff.

(b)                              The Capital Account for each Member shall be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and the following provisions:

(i)                                  to such Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and items of income or gain specially allocated hereunder and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii)                               to such Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any other property of the Company distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and items of loss, expense and deduction specially allocated hereunder and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iii)                            in determining the amount of any liability for purposes of this subsection (b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(c)           In the event that all or a portion of any Member Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the portion of the Member Interest so transferred.

(d)           Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of the Member shall be determined after giving effect to all transactions concluded during the then current taxable period and prior to the time as of which such determination is made, and to all allocations of Profits, Losses, and items of income, gain, loss, and deduction and to all distributions theretofore made for such taxable period under Articles VI, VII and XV.

(e)           A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company except as specifically provided for in this Agreement, and, unless the Board shall approve, no Member shall be entitled to make any additional Capital Contributions to the Company other than as provided for herein.

(f)            Loans by any Member to the Company shall not be considered to be Capital Contributions and shall not increase the Capital Account of such Member, and repayment of such loans shall not be deemed a distribution by the Company in respect of the Member Interest of such Member.

5.5                               Letters of Credit.  The Members acknowledge that the Project Company may be required to provide one or more letters of credit in connection with entering into long-term agreements for any one or more of the transportation or sale of processed gas.  At the election of Clean Energy in its sole discretion, Clean Energy or one of its Affiliates may provide such letters of credit and, in that case, (i) the principal amounts of such letters of credit shall be treated as an interest-bearing advance under the Clean Energy Loan (and the Members acknowledge that the Project Company shall pay interest under the Clean Energy Loan at the rate and times provided for in the Clean Energy Loan documents on the outstanding amounts of the letters of credit), (ii) in addition to such payment of interest, the Company shall pay and reimburse the lenders under the Clean Energy Loan for all commitment fees and other costs and expenses incurred by the lenders under the Clean Energy Loan in connection with such letters of credit, and (iii) such other terms and conditions shall apply as the Board and the lenders under the Clean Energy Loan may determine in their discretion.  It is the intent of the Members to cause substitute letters of credit to be issued to replace any letters of credit provided by Clean Energy or any of its Affiliates and to repay all amounts owed with respect to such letters of credit with proceeds from and in connection with the securing of long-term limited recourse project financing for the Company.

5.6                               Clean Energy Loan.  The Clean Energy Loan shall be evidenced by one or more promissory notes that will bear interest at an annualized rate of twelve percent (12%), payable in cash quarterly, and contain customary terms and conditions for secured high-yield debt investments.  The Clean Energy Loan shall mature and become due and payable as follows: 20% of the then aggregate initial principal (the “Outstanding Amount”) and all accrued and unpaid interest on the Clean Energy Loan shall be due and payable on the one-year anniversary of the Interim Debt, 20% of the then Outstanding Amount and all accrued and unpaid interest on the Clean Energy Loan shall be due and payable on the two-year anniversary, 20% of the then Outstanding Amount and all accrued and unpaid interest on the Clean Energy Loan shall be due and payable on the three year anniversary, 20% of the then Outstanding Amount and all accrued and unpaid interest on the Clean Energy Loan shall be due and payable on the four-year anniversary, and the remainder of the Clean Energy Loan shall be due and payable on its five-year anniversary.  It is the Members’ intention that the Clean Energy Loan will be fully repaid, with interest but without prepayment penalty, upon the successful closing of a project finance loan for the Project Company.  The Clean Energy Loan shall be secured by all assets of the Project Company and the Company.  The terms and conditions of the Clean Energy Loan shall be governed solely by the provisions of the Clean Energy Loan Documents and, in the event of any inconsistency between this Agreement and the Clean Energy Loan Documents, the provisions of the Clean Energy Loan Documents shall control.  Subject only to and in accordance with the provisions of the Clean Energy Loan Documents, the lenders under the Clean Energy Loan shall have all rights and remedies available to a creditor that holds no Member Interest and is not an Affiliate of or otherwise related to a Member and shall be entitled to exercise all such rights and remedies within their sole discretion without limitation, obligation or restriction as a result of the status of Clean Energy as a Member or the status as a Manager of any person appointed as a Manager by Clean Energy.  Neither Clean Energy nor any of its Affiliates shall have any fiduciary or other duty with respect to the rights and remedies of the lenders under the Clean Energy Loan or the exercise of any such right or remedy, nor shall Clean Energy, as a Member or otherwise, or any Manager appointed by Clean Energy as a Manager or otherwise, have any duty to exercise or refrain from exercising any authority or power as a Member, Manager or otherwise on behalf of or in the interests of the Company or its Members as such in connection with or as a result of any right or remedy of the lenders under the Clean Energy Loan or the exercise of any such right or remedy (and Clean Energy in its capacities as a Member and otherwise and each Manager appointed by Clean Energy in his or her capacities as a Manager and otherwise shall be entitled to exercise or refrain from exercising any authority or power as a Member, Manager or otherwise as determined in their sole discretion with respect to any matter involving or relating to the Clean Energy Loan even if doing so is or may be in the interests of the lenders under the Clean Energy Loan and/or adverse to the interests of the Company or its Members).

5.7                               Additional Financing.  The Members acknowledge that the opportunity may exist to acquire additional equipment to repair and expand the gas processing capacity and landfill gas collection capacity of the Project.  Clean Energy may, in its sole discretion (but shall not be required or have any obligation whatsoever to), make additional capital available to the Company to finance such acquisitions of additional equipment, the installation thereof and associated costs.  Such financing may occur through separate loans that shall not be part of the Clean Energy Loan, but may or may not have terms similar to the Clean Energy Loan.  If Clean

Energy declines to make such capital available to the Company, the Company shall, subject to such approvals of the Managers and Members as may be required under this Agreement or otherwise, seek alternative methods of financing such acquisitions of additional equipment and expansions on such terms as may be agreed to by the Board, including long-term limited recourse project financing secured by the assets and contractual rights of the Project Company.  The Members acknowledge that there shall be no requirement for Clean Energy nominees of the Board to recuse themselves from consideration of any such financing decisions to the extent they involve Clean Energy.

ARTICLE VI
ALLOCATIONS

6.1                               Allocations of Profits and Losses.  Subject to the other provision of this Article VI, Profits and Losses (and, to the extent necessary, special allocations of individual items of income (including gross income), gain, loss or deduction of the Company) for any fiscal year or any other period shall be allocated among the Members so that the Capital Account of each Member, after making such allocation, is, as nearly as possible, equal (or in proportion thereto, if the total amount to be allocated is insufficient) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up, and its assets other than money sold for cash equal to their respective Gross Asset Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed to the Members in accordance with Section 7.2 immediately after making such allocation.  For purposes of determining Capital Accounts and making allocations under this Section 6.1, (i) Capital Accounts shall first be reduced by any distributions made for the fiscal year or period, (b) each Member’s Capital Account balance shall be deemed to be increased by such Member’s share of “partnership minimum gain” (as that term is defined in Treasury Regulation Section 1.704-2(d)(1)-(4)) and “partner nonrecourse debt minimum gain” (as that term is defined in Treasury Regulation Section 1.704-2(i)), and (c) Capital Accounts shall first be adjusted for any special allocations pursuant to this Agreement for the fiscal year or period.  If, following a Capital Transaction involving a sale or exchange of all or substantially all the assets of the Company and distributions required pursuant to Articles VII and XV would result in a Member having a negative Capital Account notwithstanding the foregoing and other provisions of this Article VI, then the amount so distributed to such Member shall (up to the amount that such Member’s Capital Account would become negative under such circumstances) be treated as a guaranteed payment under Section 707(c) or Section 736(a)(2) of the Code and any deduction available to the Company with respect to such guaranteed payment shall be allocated solely to the other Member.

6.2                               Allocations Relating to Certain Claims.  Notwithstanding the foregoing, all items of income, gain, deduction, loss and expense with respect to (i) any amount deposited or placed into escrow at closing in connection with the Purchase Agreement or any amount distributed to the Company or any Member out of such escrow or (ii) any claim of Buyer under Article VII or Article VIII of the Purchase Agreement shall be allocated to the Members in proportion to the amounts of their respective Initial Capital Contributions as set forth on Schedule A attached hereto.

6.3                               Special Allocation Rules.

(a)                                  In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Fiscal Year during which Members are so admitted shall be allocated among the Members in proportion to their pro rata right to Profits (or Losses) that each holds from time to time during such Fiscal Year in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board.

(b)                                 For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(c)                                  Except as otherwise provided in this Agreement, all types of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

(d)                                 The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

(e)                                  If at any time some or all of the assets of the Company are distributed in kind, Company Profits (or Losses) will be increased by the Profits (or Losses) that would have been realized had such assets been sold for their fair market value on the date of distribution, as determined by the Board of Managers in its sole discretion.  Any such increase in Company Profits (or Losses) will be allocated to the Members in accordance with Article VI of this Agreement (including, as applicable, Section 6.6) and will increase (or decrease) their Capital Account balances accordingly prior to calculating any distributions under Articles VII and XV of this Agreement.

6.4                               Nonrecourse Deductions and Chargebacks.  Notwithstanding any other provision of this Agreement to the contrary, all nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be allocated to the Members pro rata in proportion to the percentages set forth in Section 7.1(a) clause third or clause fourth, whichever then applies.  Notwithstanding any other provision of this Agreement to the contrary, in the event that there is a net decrease in Company Minimum Gain during a Fiscal Year, the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f).  The preceding sentence is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

6.5                               Member Nonrecourse Deductions and Chargebacks.  Notwithstanding any other provision of this Agreement to the contrary, any partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(1)) shall be allocated to the Member who (in its capacity, directly or indirectly, as lender, guarantor, or otherwise) bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  Notwithstanding any other provision of this Agreement, if during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain, as that term is defined in Treasury Regulations Section 1.704-2(i)(2), that decrease shall be charged back among the Members in accordance with Treasury Regulations Section 1.704-2(i)(4).  The preceding sentence is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in a manner consistent therewith.

6.6                               Section 704(c) and Capital Account Revaluation Allocations.  The Members agree that, to the fullest extent possible with respect to the allocation of depreciation and gain for federal income tax purposes, Section 704(c) of the Code and Treasury Regulations Section 1.704-3(b) shall apply with respect to non-cash property contributed to the Company by any Member.  For purposes hereof, any allocation of income, loss, gain or any item thereof to a Member pursuant to Section 704(c) of the Code shall affect only the Member’s tax basis in the Member’s Company interest and shall not affect the Member’s Capital Account.  In addition to the foregoing, if Company assets are reflected in the Capital Accounts of the Members at a book value that differs from the adjusted tax basis of the assets (e.g., because of a revaluation of the Members’ Capital Accounts under Treasury Regulations § 1.704-1(b)(2)(iv)(f)), allocations of depreciation, amortization, income, gain or loss with respect to such property shall be made among the Members in a manner consistent with the principles of Section 704(c) of the Code, Treasury Regulations Section 1.704-3(b), and this subsection.

ARTICLE VII
DISTRIBUTIONS

7.1                               Distributions Not from a Capital Transaction.  Subject to the limitations set forth in Section 7.3 and except as otherwise provided in Section 7.5 or Article XV hereof, Operating Cash Flow, if any, shall be paid at least quarterly to the extent of, and in the following order of priority:

first, to the Members until each Member has received such Member’s Tax Distribution Amount;

second, to make any reserve deposits required by a lender or as determined by the Board; and thereafter either third, 70% to Clean Energy and 30% to Cambrian McCommas Bluff prior to the exercise of the Option by Cambrian McCommas Bluff; or

fourth, after the exercise of the Option by Cambrian McCommas Bluff, a percentage equal to (i) 70% less the percentage Member Interests purchased by Cambrian McCommas Bluff immediately prior to any distribution pursuant to its exercise of the Option to Clean Energy, and (ii) 30% plus the percentage Member Interests purchased by Cambrian McCommas Bluff immediately prior to any distribution pursuant to its exercise of the Option to Cambrian McCommas Bluff.

7.2                               Distributions from a Capital Transaction.  Subject to the limitations set forth in Section 7.3 and except as set forth in Section 7.5 or Article XV hereof, the proceeds resulting from the liquidation of the Company or the net proceeds resulting from any Capital Transaction, as the case may be, shall be distributed and applied in the following order of priority:

first, to the payment of all debts and liabilities of the Company (including amounts due pursuant to the Clean Energy Loan and all expenses of the Company incident to any sale or refinancing), but excluding other debts and liabilities of the Company to Members or any Affiliates;

second, to the setting up of any reserves which the Board deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Company;

third, to the repayment of any other unrepaid debts and liabilities (including unpaid fees) owed to the Members or any Affiliates by the Company;

fourth, if the Capital Return Date has not yet occurred, solely to Clean Energy until the Adjusted Capital Return is zero; and thereafter either fifth, 70% to Clean Energy and 30% to Cambrian McCommas Bluff prior to the exercise of the Option by Cambrian McCommas Bluff; or

sixth, after the exercise of the Option by Cambrian McCommas Bluff, a percentage equal to (i) 70% less the percentage Member Interests purchased by Cambrian McCommas Bluff immediately prior to any distribution pursuant to its exercise of the Option to Clean Energy, and (ii) 30% plus the percentage Member Interests purchased by Cambrian McCommas Bluff immediately prior to any distribution pursuant to its exercise of the Option to Cambrian McCommas Bluff.

7.3                               Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, (a) the Company shall not make a distribution to any Member in respect of such Member’s Member Interest if such distribution would violate the Delaware Act or other applicable law, (b) the Company shall not make any distribution to the extent prohibited by any financing agreement with any lender to the Company, and (c) no distribution shall be made to Cambrian McCommas Bluff at any time that the Clean Energy Loan is in default, including but not limited to any failure by the Project Company to make quarterly interest payments under the Clean Energy Loan when due.

7.4                               Withholding.  Notwithstanding anything to the contrary in this Agreement, to the extent that the Company is required pursuant to applicable federal, state, local or foreign law, either (i) to pay tax (including estimated tax) on a Member’s allocable share of Company net Profits or items of income or gain, whether or not distributed, or (ii) to withhold and pay over to any tax authority any portion of a distribution otherwise distributable to a Member, the Board of Managers, on behalf of the Company, may pay over such tax or such withheld amount to the relevant tax authority, and such amount shall be treated for all purposes hereof as a distribution to such Member at the time it is paid to the tax authority and shall reduce the amount of the next distribution(s) to which the Member would otherwise be entitled.

7.5                               Distributions of Escrow Amounts or With Respect to Certain Claims.  Notwithstanding the foregoing, all amounts received by the Company with respect to any claims of Buyer under Article VII or Article VIII of the Purchase Agreement, and any distribution, payment or return to the Company or a Member out of or with respect to amounts deposited or placed in escrow at closing in connection with the Purchase Agreement, shall be distributed to the Members in proportion to the amounts of their respective Initial Capital Contributions as set forth on Schedule A attached hereto and shall be treated as distributions to Members of proceeds from a Capital Transaction for purposes of this Agreement.

ARTICLE VIII
BOOKS AND RECORDS

8.1                               Accounting Matters.

(a)                                  The books and records of account of the Company shall, at the expense of the Company, (i) be kept, or caused to be kept, by the Company at the principal place of business of the Company, (ii) be kept in accordance with GAAP and on a basis consistent with the method of accounting used for federal income tax purposes, (iii) reflect all Company transactions, and (iv) be appropriate and adequate for conducting Company business.  Each Member shall have the right, upon reasonable notice, to inspect and copy, during normal business hours, any of the records of the Company.

(b)                                 The Management Company shall prepare (or cause to be prepared) annual audited financial statements for the Company (including an income statement, balance sheet and cash flow statement) and reviewed quarterly financial statements for the Company (including income statements, balance sheets and cash flow statements) as soon as possible after the end of each fiscal year and each fiscal quarter of the Company, as the case may be, and in each case by such date as is necessary, in the sole and absolute discretion of Clean Energy, for Clean Energy and its Affiliates to comply timely with their reporting obligations under the Securities Exchange Act of 1934, as amended.  Unless otherwise agreed to by Clean Energy, in its sole and absolute discretion, the annual audited financial statements and reviewed quarterly financial statements of the Company shall be audited and reviewed by the same independent registered public accounting firm that audits of the annual financial statements of the parent company of Clean Energy.  All annual and quarterly financial statements of the Company shall be delivered to all of the Members.  In addition, if Clean Energy determines in its sole and absolute discretion that it is necessary for audited financial statements for the Project Company as of the Closing Date or any prior date to be prepared in order for Clean Energy and its Affiliates to comply timely with their reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the Management Company shall engage the same independent registered public accounting firm that audits of the annual financial statements of the parent company of Clean Energy to prepare and audit such financial statements of the Company.

(c)                                  The Company shall elect to be taxed as a partnership for United States Federal tax purposes.  Within ninety (90) days after the end of each calendar year, the Management Company shall prepare or cause to be prepared, file and furnish each Member with a copy of the Company’s federal and state income tax return along with Schedule K-1 as well as such other information as may be necessary for each Member to prepare their individual federal and state income tax returns.

8.2                               Budgets and Financial Reports.  Not later than sixty (60) days prior to the commencement of each calendar year, the Management Company shall prepare (or cause to be prepared) and furnish to each Member an annual consolidated budget for the Company as well as a budget for the Project Company.  The Budget shall, at a minimum, include a line item breakdown of expected energy production, gas volumes, revenues, operating costs and capital expenditures with appropriate supporting detail.  The Management Company shall prepare and provide each Member with a monthly budget-to-actual report on the operations and cash flows of the Company and the Project Company and with such monthly (including a balance sheet, income statement, statement of equity, and statement of cash flows, all prepared in accordance with GAAP) and other financial and non-financial reports as Clean Energy may require in its discretion, including any financial reports or information that Clean Energy requires for compliance with its reporting obligations under the Exchange Act and/or an audit of the Company and the Project Company as of December 31st of each year to be completed by KPMG LLP and submitted to the Members by March 1st of the following year.  The Company and the Project Company shall also implement any controls or procedures requested by Clean Energy that are necessary for Clean Energy (with such determination of necessity to be made by Clean Energy in its sole and absolute discretion) to comply with its obligations under Section 404 of the Sarbanes-Oxley Act and related rules and regulations promulgated under the Exchange Act to establish and maintain a system of internal control over financial reporting.

8.3                               Accounts.  The Management Company shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Management Company may determine.  The Company may not commingle the Company’s funds with the funds of any Member.

ARTICLE IX
MANAGEMENT AND OPERATION

9.1          Management of the Company.  The business and affairs of the Company shall be managed by and under the direction and control of and, when required hereunder, subject to the approval of, the Board of Managers (the “Board of Managers” or the “Board”).  The Board of Managers shall appoint a Management Company to serve at the pleasure of the Board of Managers; provided, however, Cambrian Energy Management is hereby designated as the initial Management Company to serve in that capacity during the first twelve (12) months and month-to-month thereafter, subject to termination of such service upon resignation in accordance with Section 9.3 or removal in accordance with Section 9.4 and on the terms set forth in Section 9.7(c).  The Management Company and any other Manager or any other Person acting at the express direction of the Board of Managers shall have the power to bind the Company.  Unless otherwise provided for herein, any action taken by the Board of Managers shall require the affirmative vote of a majority of the members of the Board of Managers.

9.2          Number of Board of Managers, Tenure; Qualifications and Appointment.  The Company shall have three (3) Managers.  Each Manager shall hold office until such Manager resigns pursuant to Section 9.3, is removed pursuant to Section 9.4 or upon such Manager’s death or disability.  Clean Energy shall have the right to appoint two Managers.  Until an event of default under the Clean Energy Loan to the Company, and after any event of default has been cured and there is no other default, Cambrian McCommas Bluff shall have the right to appoint one Manager.  After an event of default under the Clean Energy Loan and until such time, if any, as any default under the Clean Energy Loan has been cured and there is no other default, Clean Energy shall have the right to appoint all three Managers and shall have the right to designate another Person to serve as the Management Company.  Managers need not be residents of the State of Delaware or Members of the Company.  The initial Managers appointed by Clean Energy are Mitchell W. Pratt and Harrison S. Clay, and the initial Manager appointed by Cambrian McCommas Bluff is Evan G. Williams.

9.3          Resignation.  Any Manager of the Company, and the Management Company, may resign at any time by giving written notice to the Members of the Company.  The resignation of any Manager or the Management Company shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  The resignation of a Manager or Person serving as the Management Company who is also a Member shall not affect such Manager’s or Person’s rights as a Member.

9.4          Removal.  A Manager may be removed with or without cause at any time by the Person(s) who have the power to appoint such Manager as described in Section 9.2 above.  The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of such Member.  The Management Company may be removed with or without cause at any time by the Board of Managers, effective upon the expiration of 30 days after written notice (except that removal for “Cause,” as hereinafter defined, may be effective immediately or at another date less than 30 days after notice of such removal); provided, however, in the case of any removal of Cambrian Energy Management during the first twelve (12) months following the date of closing under the Purchase Agreement (other than removal for “Cause” as hereinafter defined), Cambrian Energy Management shall continue to be entitled to the Management Compensation in accordance with Section 9.7(c) until the end of such twelve (12) month period (or, if later, 30 days after written notice of such removal).  For this purpose, “Cause” shall mean (i) the death or disability of Evan Williams or cessation of his service for any reason as the person, together with the persons identified in Section 13.6(d), controlling Cambrian Energy Management and its service as the Management Company hereunder; (ii) the occurrence of a default under the Clean Energy Loan (and, if such default is permitted to be cured under the Clean Energy Loan Documents, expiration of the applicable cure period without cure of such default); (iii) a failure of Cambrian Energy Management to follow a direction given by the Board of Managers, (iv) a material breach of a material covenant of Cambrian McCommas Bluff or Cambrian Energy Management under this Agreement that remains uncured after written notice thereof for a period of thirty (30) days; or (v) occurrence of any of the following with respect to Evan Williams or any controlling person, manager or executive officer of Cambrian McCommas Bluff or Cambrian Energy Management:  (A) such Person shall have engaged in self-dealing detrimental to the Company or the Project or committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company or the Project; (B) such Person shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; (C) such Person shall have been chronically absent from performance of duties relating to the Company or the Project and shall have failed, within ten (10) days after explicit written notice from the Board to Cambrian Energy Management to devote the requisite time and efforts to the performance of such duties or to have been replaced by Cambrian Energy Management with another person who is devoting the requisite time and efforts, or (D) such Person shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs or shall have possessed illegal, unpermitted or unregistered weapons.

9.5          Vacancies.  Any vacancy occurring for any reason in the number of Managers of the Company shall be filled by the appointment of new Managers by the Person(s) entitled to appoint Managers for such vacant seats as described in Section 9.2 above.  Any vacancy in the role of Management Company shall be filled by the Board of Managers.

9.6          Prohibited Board Actions.  The Board of Managers may not, without the consent of each of the Members (i) do any act in contravention of this Agreement; (ii) do any act which would make it impossible to carry on the business of the Company; (iii) possess or use Company property for any purpose other than the purposes of the Company provided herein; or (iv) amend or otherwise modify this Agreement, or permit the waiver of any provision thereof (and any such amendment, modification, or waiver effected without such approval shall be void) unless in accordance with Section 9.14 hereof.

9.7          Day-to-Day Operations; Management Compensation and Expenses.

(a)           Subject to the provisions of Section 9.10 and all delegations made pursuant to this Agreement, and subject in all cases to the ultimate direction and control of the Board and the power and authority of the Board of Managers to direct the Management Company to take or omit taking an action, the day-to-day operations of the Company shall be managed by the Management Company.  Subject to approval by the Board, the duties of the Management Company may be delegated from time-to-time; and, in the case of any such delegation, the Management Company shall be solely responsible for all compensation and other obligations or payments required to be made to such delegate of the Management Company.

(b)           The Board may from time to time delegate to the officers of the Company such authority and duties as the Board may deem advisable.  Any such delegation may be revoked at any time by the Board in its sole discretion.

(c)           In consideration of performance by the Management Company of management duties with respect to the Company, including (subject to the provisions of Section 9.10 and other provisions of this Agreement) the oversight of the operations and maintenance contractor, the procurement of major services and materials, the administration of material contracts, maintaining books and records, the preparation of tax returns, the oversight of the preparation of quarterly financial statements and an annual audit of the Company, and similar duties, the Management Company shall be paid a fee of $20,833.33 per month, payable in advance, for each full calendar month of service as the Management Company (which dollar amount shall be adjusted no more than once annually at the end of each year following the date of closing under the Purchase Agreement in proportion to any change during the prior year in the Consumer Price Index – All Items, provided that no increase greater than four percent (4%) of the amount of such fee in effect immediately before such adjustment shall be made) (as so adjusted from time to time, the “Management Compensation”).  Notwithstanding the foregoing provisions of this Section 9.7(c), no Management Compensation shall be payable with respect to any period during which a default exists under the Clean Energy Loan.

(d)           In addition to the Management Compensation, but subject to the approval required pursuant to Section 9.10(y), the Management Company, if applicable, shall receive the direct payment or reimbursement, as applicable, of documented travel expenses, including airline, hotel, meals, car rental, and similar expenses, directly related to such management (provided that the aggregate travel expenses paid or reimbursed for or to the Management Company and its Affiliates shall not exceed in the aggregate $20,000 for any twelve-month period, such $20,000 cap to be adjusted no more than once annually at the end of each year following the date of Closing under the Purchase Agreement in proportion to any change during the prior year in the Consumer Price Index – All Items, provided further that no increase greater than four percent (4%) of the amount of maximum reimbursement in effect immediately before such adjustment shall be made).

9.8          No Management by Members.  Except as otherwise provided herein, no Member will take part in the day-to-day management, or the operation or control, of the business and affairs of the Company.  Except and only to the extent expressly provided for in this Agreement or as delegated by the Board of Managers, no Person other than the Management Company or the Board of Managers will be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

9.9          Reliance by Third Parties.  Any Person dealing with the Company, the Management Company or the Board of Managers may rely upon a certificate signed by a majority of the Board or by the President, Treasurer or Secretary as to:

(a)           the identity of the members of the Board of Managers, the Management Company, any officer of the Company or any Member;

(b)           the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Management Company, the Board of Managers or any officer of the Company or in any other manner germane to the affairs of the Company;

(c)           the Persons who are authorized to execute and deliver any agreement or document on behalf of the Company, including the Management Company, when so authorized; or

(d)           any act or failure to act by the Company, or as to any other matter whatsoever involving the Company.

9.10        Super Majority Events.  Notwithstanding anything to the contrary provided in this Agreement, the Company may engage in a Super Majority Event only with the approval of a majority of the Managers, in addition to any other vote or consent required herein or by law.  Each of the following shall be deemed to be a “Super Majority Event”:

(a)           Other than in the normal course of business, any grant of a security interest on behalf of the Company or Project Company in any of the Company’s or Project Company’s assets or properties other than with respect to the Clean Energy Loan;

(b)           Other than in the normal course of business, the incurrence of any indebtedness for borrowed money other than the Clean Energy Loan, any prepayment of any indebtedness for borrowed money other than the Clean Energy Loan, or any guarantee by the Company or the Project Company of the obligations of another Person;

(c)           Any amendment, alteration, or repeal of any provision of this Agreement or any other constitutive documents of the Company;

(d)           Any increase or decrease in the authorized or designated number of Member Interests, or any admission of new Members or determination of the Capital Contribution required from, or the number or type of Member Interests to be issued to, such new Members;

(e)           Any creation of or sale or issuance of additional Member Interests or rights to acquire Membership Interests for the purpose of raising additional capital or for any other purpose, other than a Permitted Transfer;

(f)            Other than the termination of any such agreements which shall be determined by the Board of Managers, any transaction with any Affiliate of the Company or Member;

(g)           Any act in contravention of or not consistent with this Agreement or of or with any other governing document of the Company or a Project Company, or of the Delaware Act;

(h)           The Company engaging in any business other than described herein or otherwise necessary in connection with the operation of the Project Company or the Project;

(i)            Possession of property of the Company by any Member;

(j)            Commingling of Company funds with any Member’s own funds;

(k)           Any loan from the Company to any Member or Affiliate of a Member;

(l)            The sale or refinancing of the Project, the Project Company or the Company, any material asset of the Project Company or the Company, or the merger, consolidation or conversion of the Project Company or Company with or into any partnership, corporation, limited liability company, trust or other entity (other than the merger of the Company into the Project Company following closing under the Purchase Agreement as contemplated by this Agreement);

(m)          Voluntary liquidation or dissolution of the Company, except as expressly contemplated by this Agreement;

(n)           (1) File any voluntary petition in bankruptcy on behalf of the Company or a Project Company, (2) consent to the filing of any involuntary petition in bankruptcy against the Company or a Project Company, (3) file any petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency with respect to the Company or a Project Company, (4) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a Project Company or a substantial part of its property, (5) make any assignment for the benefit of creditors of the Company or a Project Company, (6) admit in writing the inability of the Company or a Project Company to pay its debts generally as they come due, and (7) take any action on behalf of the Company or a Project Company in furtherance of any such action;

(o)           A change in the amount or character of a Member’s capital contribution;

(p)           Instituting, settling or otherwise compromising any legal action or proceeding on behalf of the Company or the Project Company;

(q)           Approval of the Annual Budget or any amendment thereof, except for such required capital repairs and overhauls as may be approved by the Board of Managers, or approval of any financial statements for the Project Company or the Company;

(r)            Entry into any material contract by the Project Company or the Company, including any lease of real property or purchase of capital equipment;

(s)           Payment in the aggregate of any compensation to employees and consultants to DCE or the Company, other than Advisor Expense (“Compensation Expense”) that is not included in the annual budget in projected Compensation Expense and that would result in total Compensation Expense that exceeds the approved annual budget for Compensation Expense by more than 10% of the projected amount;

(t)            The retention, or agreement to compensate any professional advisors to the Company or the Project Company (including any agreement to compensation terms) that is not included in the annual budget for Advisor Expense and that would result in total expenditures for Advisor Expense that exceed the approved annual budget by more than 10% of the projected amount;

(u)           Except as provided in Article IX, any change in the Management Company;

(v)           Making any income tax election or choice of methods for reporting income or loss for income tax purposes or any other material decision for any Tax purpose;

(w)          Payment of any distribution, dividend or other payment in respect of the membership interests in the Project Company or the Company that are inconsistent with this Agreement;

(x)            Any material expenditure (i.e., individual expenditure in excess of $15,000 or any one or more expenditures that would cause total expenditures to exceed the projected expenses in the approved annual budget by more than 10%) of the Project Company or the Company;

(y)           Payment or reimbursement of travel expenses of the Management Company and/or its Affiliates that exceed in the aggregate $20,000 for any calendar year (as such $20,000 amount may be adjusted pursuant to Section 9.7(c) hereof); or

(z)            Termination or failure to enforce rights under a major Project agreement, such as a gas sale or gas transportation agreement.

Notwithstanding the foregoing provisions of this Agreement or any other provision of this Agreement, for so long as the Clean Energy Borrowing is outstanding, except with the written consent of PlainsCapital Bank, (i) no action described in subsection (a), (h), (k), (l), or (m) of this Section 9.10 shall be taken by the Company, (ii) no action described in Section 9.14 shall be taken by the Members, and (iii) the Company shall not amend, terminate, encumber, subordinate, assign or voluntarily surrender the City of Dallas Lease.

9.11        Meetings of the Board of Managers.

(i)            Meetings of the Board of Managers may be called at any time by any Manager.  Notice of any meeting, including the date, time and location, shall be given to all Managers not less than three (3) business days prior to the date of such meeting or such lesser amount of time as is practicable to give all Managers reasonable notice of the meeting.

(ii)           Except as otherwise provided by law, a majority of Managers shall constitute a quorum at all meetings of the Board.

(iii)          Unless otherwise provided by law or by this Agreement (including, without limitation under Section 9.10), all questions shall be decided with the affirmative vote of a majority of the Board of Managers.

(iv)          Any action required to or which may be taken at a meeting of the Board of Managers may be taken without a meeting, without prior notice and without a vote, if a consent, or consents in writing, setting forth the action so taken, shall be signed by Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted.

(v)           Any Manager or Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

9.12        Reimbursements.  Within 15 days of the receipt of a request therefor, the Company shall reimburse the Members, officers of the Company and the members of the Board of Managers (but not the Management Company or its Affiliates, it being understood that its rights payments and reimbursements are set forth exclusively in Section 9.7 hereof), for all reasonable out-of-pocket expenses incurred by them on behalf of the Company.  Any policy adopted by the Board of Managers as to which expenses may be reimbursed to the officers of the Company and the members of the Board of Managers, and the amount of such expenses, shall be conclusive.  Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distribution to any Member in respect of its Member Interest.

9.13        Transactions with Affiliates.  Subject to approval in accordance with the provisions of Section 9.10 hereof, the Company is specifically authorized to engage in transactions from time to time with any Member, any Affiliate of any Member, any officer of the Company, or any Manager or member of the Board of Managers.  No contract or transaction between the Company and one or more Members, Affiliates of Members, officers of the Company, Managers or members of the Board of Managers, or between the Company and any Person in which one or more of the Members, Affiliates of Members, officers of the Company, Managers or members of the Board of Managers are managers, officers, directors, or have a financial interest, shall be void solely for this reason.

9.14        Amendments.  Subject to the last paragraph of Section 9.10 so long as it is applicable, any amendments to this Agreement shall be adopted and be effective as an amendment hereto only if approved in writing by Members holding at least eighty percent (80%)

of the Member Interests then outstanding; provided, however, that the revision of Schedule A hereto as necessary to accurately reflect the names, addresses and number and type of Member Interests owned by each Member (including the addition of any new Member or Withdrawal of any Member pursuant to the terms of this Agreement) and the exercise of the Option, as each may change from time to time in accordance with the terms of this Agreement, may be made by the Board of Managers acting alone and shall not require the approval of any Member.

9.15        Meetings of the Members.

(i)            Meetings of the Members may be called at any time by the Primary Manager or the Board of Managers.  Notice of any meeting, including the date, time and location, shall be given to all Members not less than five (5) days nor more than thirty (30) days prior to the date of such meeting.  Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Member or its attorney-in-fact.

(ii)           Unless otherwise provided by law or by this Agreement, Members who hold a majority of the Member Interests then outstanding shall constitute a quorum at all meetings of the Members.

(iii)          Unless otherwise provided by law or by this Agreement, all questions shall be decided by an affirmative vote of the Members who hold a majority of the Member Interests (determined percentage interest in Profits (and Losses) then outstanding present in person at the meeting and entitled to vote on the question.

(iv)          Any action required to or which may be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent, or consents in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

(v)           Any Members may participate in a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

ARTICLE X
INDEMNIFICATION

10.1        Liability.

(a)           Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)           No Member shall have liability for the debts and obligations of the Company except as required by law.

10.2        Exculpation.

(a)           No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or material violation of this Agreement.

(b)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

10.3        Duties and Liabilities of Covered Persons.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.

10.4        Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions or material violation of this Agreement; provided, however, that any indemnity under this Section 10.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

10.5        Expenses.  To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time (within thirty (30) days following receipt of an invoice therefor), be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 10.4 hereof.

10.6        Insurance.  The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall deem reasonable, on behalf of Covered Persons and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.  The Board of Managers and the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 10.5 hereof and containing such other procedures regarding indemnification as are appropriate.

ARTICLE XI
REMEDIES

11.1        Equitable Remedies.  The Members acknowledge and agree that in the event of a breach or threatened breach of this Agreement by any Member, the remedy at law in favor of the other Members will be inadequate and each such other Member, in addition to all other remedies which may be available to it, and notwithstanding anything herein to the contrary, shall have the right to specific performance in the event of any breach of the Agreement or to injunctive relief in the event of any threatened breach of the Agreement by any other Member.  The reasonable costs and expenses, including attorneys’ fees, of the prevailing party in any dispute arising under this Agreement shall be promptly paid by the non-prevailing party or parties.

ARTICLE XII
TAX MATTERS

12.1        Tax Matters Member.

(a)           The Members shall, if necessary for the partnership-level determination rules of Code Sections 6221 through 6234 to apply to the Company, cause the Company to make and keep in effect an election under Code Section 6231(a)(1)(B)(ii), which election shall be effective beginning with the first taxable year of the Company, to have the provisions of Sections 6221 through 6234 of the Code apply to the Company and its Members.  A Member designated by the Board shall serve as the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code (such Member, acting in such capacity, the “Tax Matters Member”), and such Member shall serve as Tax Matters Member of the Company until its successor is duly designated by the Board.  The Tax Matters Member shall not take any action that may be taken by a “tax matters partner” under Code Section 6221 through 6234 unless (i) it has first given the other Members written notice of the contemplated action at least ten (10) Business Days prior to the applicable due date of such action and (ii) it has received the written consent of holders of a majority of the Member Interests to such contemplated action.  Without limiting the foregoing, the Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the written consent of holders of a majority of the Member Interests.  The Tax Matters Member shall not bind any Member to a settlement agreement without first obtaining the written consent of such Member.  The Tax Matters Member shall file or cause to be filed the Company’s income tax returns on a timely basis.

(b)           The Tax Matters Member shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.  The Tax Matters Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.  The Tax Matters Member shall promptly (and in any event within ten (10) days) forward to each other Member copies of all significant written communications it may receive in such capacity.

(c)           The Tax Matters Member shall be indemnified by the Company with respect to any action taken by him in its capacity as Tax Matters Member by applying, mutatis mutandis, the provisions of Article X.

12.2        Section 754 Election, Etc.  The Board of Managers, upon the written request of any Member, shall direct the Tax Matters Member to make (and the Tax Matters Member shall make), on behalf of the Company, an election under §754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of §734 of the Code, and in the case of a transfer of a Company interest within the meaning of §743 of the Code.  No election made by the Company under §754 shall be revoked without the consent of holders of a majority of the Member Interests outstanding.  Each Member shall, upon request of the Tax Matters Member, supply the information necessary to give effect to such election.  Subject to Section 12.3, the Tax Matters Member shall make all other elections in respect of Taxes solely as directed by the Board in accordance with Section 9.10(v).

12.3        Taxation of Company.  The Company shall be treated as a partnership for U.S. federal and state income tax purposes, and no Member or Manager shall take any action to cause the Company not to be so treated without the approval of a majority of the Managers and the prior written consent of the holders of a majority of the Member Interests; provided, however, except where the Company ceases to be so treated as a partnership in connection with an initial public offering of equity interests in the Company or its successor, the Company shall make arrangements as the Board of Managers in its reasonable discretion determines to be necessary such that the cessation of such treatment of the Company does not materially adversely affect (as determined on an after-income tax basis taking into account all relevant factors) any Member that did not consent to such cessation of such treatment.

ARTICLE XIII
TRANSFER OF INTERESTS

13.1        Option to Cambrian McCommas Bluff to Purchase Member Interests from Clean Energy.

a.                                       Option.  Clean Energy hereby grants to Cambrian McCommas Bluff an exclusive, non-assignable option (the “Option”) to purchase Member Interests owned by Clean Energy up to and including a percentage ownership in the Profits, Losses and distributions of the Company equal to nineteen percent (19%).  The purchase price upon exercise of the Option for each Member Interest entitled to a one percent (1%) ownership in the Profits, Losses and distributions of the Company shall be Three Hundred Sixty-Eight Thousand Dollars ($368,000) for an aggregate purchase price if all of such nineteen percent (19%) Member Interests are purchased of Six Million Nine Hundred Ninety-Two Thousand Dollars ($6,992,000).  The Option may be exercised in whole or in part (but only in 1% Member Interest increments) at any time or from time-to-time during the ten-year period commencing on the last to occur of the Closing Date or the date on which the Clean Energy Loan has been paid in full in cash or by wire transfer of immediately available funds.  The Option may be exercised by the giving of written notice by Cambrian McCommas Bluff to Clean Energy in which the percentage Member Interests to be purchased by Cambrian McCommas Bluff shall be specified.

b.             Payment.  Payment for such Member Interests shall be paid in full in cash or by wire transfer of immediately available funds by Cambrian McCommas Bluff to Clean Energy on or before thirty (30) days following the giving of each written exercise of the Option by Cambrian Energy McCommas Bluff.  Schedule A to this Agreement shall be amended to reflect the current Member Interests in the Company following each purchase of Member Interests by Cambrian McCommas Bluff from Clean Energy pursuant to an exercise of the Option.

13.2        Transfers by Members.

a.             General.  Except as otherwise expressly provided or permitted by this Agreement (including the transfer of Member Interests pursuant to the Option), no Member shall assign, transfer, sell, exchange, give by gift, hypothecate, mortgage, encumber, grant a proxy that confer discretionary authority upon the proxy, or otherwise dispose of all or any portion of the Member Interest of the Member or suffer the same to be encumbered, charged or taken involuntarily (collectively, a “Disposition”).  Any Disposition by a Member of any portion of the Member Interest of the Member must involve a transfer of both the financial rights and the governance rights relating to the transferred Member Interest, unless such transfer is approved by the Board of Managers.  Any Disposition which is not made pursuant to and in accordance with the terms and conditions of this Agreement shall be void and of no effect and shall vest no right, title or interest in the transferee.

b.             Permitted Transfers.  Notwithstanding anything in this Agreement to the contrary, subject to the satisfaction of the additional conditions specified in this subsection, the following Dispositions are hereby specifically permitted, will not require the advance written consent of the Members or the Board of Managers, and will not trigger or create purchase options or other options or obligations under this Agreement provided such Disposition is not a Prohibited Transfer (“Permitted Transfers”):

i.              Transfers of part or all of a Member Interest by a Member (A) to or from any entity all the equity securities and voting securities of which are directly or indirectly owned and controlled by such Member or a Person who, as of the date of this Agreement, owns and controls more than fifty percent (50%) of all the equity securities and voting securities of such Member or (B) to PlainsCapital Bank pursuant to foreclosure under any pledge in connection with the Clean Energy Borrowing (a Person described in the immediately preceding subclause (A) or (B), a “Permitted Transferee”) and between or among their respective Permitted Transferees are hereby specifically permitted, will not require the advance written consent of the Members or the Board of Managers and will not trigger or create any purchase options or other options or obligations under this Agreement.

In each such situation, the Disposition will only be permitted if, prior to completion of such Disposition, the following shall be provided to the Board of Managers:

(1)           A written agreement of the transferee, in form and substance satisfactory to the Board of Managers, to be bound by this Agreement, which shall include an agreement by the transferee to execute any and all other documents that the Board of Managers may deem necessary or appropriate to effect and evidence such transfer and the agreements indicated above.

(2)           Unless waived in writing by the Company, an opinion of counsel, satisfactory in form and substance to the Board of Managers, that the Permitted Transfer will not terminate the Company or impair its ability to be taxed as a partnership, and that the transfer constitutes an exempt transaction and does not require registration under applicable securities laws.

(3)           As it relates to pledges of a Member Interest by a Member, the above requirements (1) and (2) shall be deemed satisfied (i) with respect to any foreclosure under a pledge to PlainsCapital Bank in connection with the Clean Energy Borrowing and PlainsCapital Bank shall be deemed to have agreed to be bound by this Agreement and (ii) in the case of any other pledge, to the extent that the pledgee commits to comply with the above requirements in the event that the pledgee shall ever foreclose on the pledged Member Interest.

ii.                                     A transfer by Clean Energy of its Member Interest to Cambrian McCommas Bluff from time-to-time pursuant to an exercise of the Option or otherwise pursuant to this Article XIII.

iii.                                 Any other transfer by a Member of its Member Interest that has been approved in writing by the other Member.

c.             Voluntary Transfers.  Except for Permitted Transfers, a Member may not assign or transfer all or any portion of the Member Interest of the Member except in accordance with the following:

i.              Notice Required.  A Member proposing to transfer all or a portion of the Member Interest of the Member (the “Transferring Member”) shall be required to provide written notice to all other Members and the Board of Managers of the Company.  The written notice (the “Transfer Notice”) shall specify the Member Interest proposed to be transferred (the “Transfer Interest”), the name and address of the proposed transferee, the price and payment terms, and any other terms and conditions of the transfer, together with a representation, covenant and warranty that the proposed transferee’s offer to purchase the Transfer Interest is genuine.

ii.            Right of First Refusal.  Delivery of the Transfer Notice to the Members shall create an option in favor of all Members other than the Transferring Member (the “Remaining Members”) to acquire all, but not less than all, of the Transfer Interest upon the terms set forth in the Transfer Notice as follows:

iii.           Option Terms and Exercise.  Terms of this option shall be the same as those specified in the Transfer Notice.  The Remaining Members shall have the option rights to purchase the Transfer Interest.  Unless otherwise agreed among the Remaining Members, each Remaining Member may purchase that percentage of the Transfer Interest which bears the same ratio as the Member Interests of such Remaining Member bears to the Member Interests of all Remaining Members.  If a Remaining Member desires to exercise its option to purchase the Transfer Interest, it will give written notice of exercise of the option to the Company, within thirty (30) days (fifteen (15) days in the case of a notice given by PlainsCapital Bank with respect to a Transfer Interest acquired by foreclosure of a pledge in connection with the Clean Energy Borrowing) after receipt of the Transfer Notice.  In the event that a Remaining Member does not purchase the full amount of the Transfer Interest that such Remaining Member is entitled to purchase, the other Remaining Members may purchase the excess on a pro rata basis, and the thirty (30) day period or fifteen (15) day period applicable as specified above shall be extended as necessary to accommodate this process, but in no event shall it be extended beyond fifteen (15) days after the expiration of the thirty (30) day period or fifteen (15) day period applicable as specified above.

iv.            Failure to Exercise Option.  Absent exercise of the option by all or a portion of the Remaining Members with respect to the entire Transfer Interest, any partial acceptance shall be invalid and, upon expiration of the option period provided to the Remaining Members above, the Transferring Member may then transfer the Transfer Interest as proposed, provided (a) such transfer is completed within thirty (30) days thereafter, (b) such transfer does not occur on terms more favorable to the transferee than the terms upon which the Transfer Interest was offered to the Remaining Members, and (c) prior to completion of such transfer, the following shall be provided to the Board of Managers:

(1)                                 A written agreement of the proposed transferee, in form and substance satisfactory to the Board of Managers, to be bound by this Agreement and all other agreements applicable to the Members, which shall include an agreement by the proposed transferee to execute any and all other documents that the Board of Managers may deem necessary or appropriate to effect and evidence such transfer and to confirm that the proposed transferee and the Transfer Interest are subject to and bound by this Agreement.  If the proposed transferee does not provide such a written agreement, the proposed transferee shall retain the “financial rights” which relate to the Transfer Interest, but shall be deemed to have forfeited all “governance rights” which relate to the Transfer Interest.

(2)                                 An opinion of counsel, satisfactory in form and substance to the Board of Managers, that the transfer will not terminate the Company or impair its ability to be taxed as a partnership and that the transfer constitutes an exempt transaction and does not require registration under applicable securities laws.

d.                                       Involuntary Transfers.

i.              General.  In the event of any involuntary sale or any other involuntary Disposition whatsoever of part or all of the Member Interest of any Member other than as permitted by this Agreement (hereinafter referred to as the “Involuntary Transfer”; it being understood, however, that any Transfer to PlainsCapital Bank pursuant to foreclosure under a pledge in connection with the Clean Energy Borrowing shall not be considered an Involuntary Transfer), the Member whose Member Interest is subject to such Involuntary Transfer shall be required to send written notice to the Board of Managers and all Members describing in reasonable detail such Involuntary Transfer, including the identity of the involuntary transferee (the “Involuntary Transferee”) and the circumstances of the Involuntary Transfer (for example, foreclosure of pledge, divorce decree, etc.).

ii.            Purchase Option.  Upon the occurrence of an Involuntary Transfer, the Remaining Members shall have the option, exercisable by written notice to the Member undergoing the Involuntary Transfer (hereinafter referred to as the “Involuntary Transferor”) or to its successor or legal representative, as appropriate, to purchase all or any portion of the Member Interest of the Involuntary Transferor which is subject to the Involuntary Transfer (the “Involuntary Transfer Interest”). The purchase price and payments terms to be paid to the Involuntary Transferor shall be as set forth in subsections e and f hereof; provided however, that for purposes of establishing the purchase price to be paid for the Transfer Interest, the following shall apply:

(1)           Immediately upon occurrence of the Involuntary Transfer, the parties shall commence the process for determining the purchase price for the Involuntary Transfer Interest in accordance with Section 13.2.e;

(2)           The “selling party” under Section 13.2.e shall be the Involuntary Transferee, and the “purchasing party” shall be the Remaining Members; and

(3)           Decisions to be made by the purchasing party shall be as decided by those Remaining Members representing a majority of the Member Interests held by all Remaining Members.

iii.           Exercise and Allocation of Option Among Members.  The Remaining Members shall have until ninety (90) days (in the aggregate) after determination of the purchase price within which to exercise all or any portion of this option, it being expressly understood that less than all of the Involuntary Transfer Interest may be purchased.  Any interest acquired under this option shall be acquired by the Remaining Members pro rata based on their Member Interest Percentages immediately prior to the exercise of the option.  Exercise of the option shall be made by written notice delivered to the Board of Managers and the Involuntary Transferor.

iv.            Failure to Exercise Option.  Upon expiration of the option period provided to the Remaining Members above, an Involuntary Transfer of that portion of the Involuntary Transfer Interest not elected to be purchased by the Remaining Members will occur, and such interest shall be transferred in accordance with the provisions set forth in the Delaware Act.  The Involuntary Transferee shall be obligated to provide the following to the Board of Managers:

(1)                                 A written agreement of the Involuntary Transferee, in form and substance satisfactory to the Board of Managers, to be bound by this Agreement and all other agreements applicable to the Members, which shall include an agreement by the Involuntary Transferee to execute any and all other documents that the Board of Managers may deem necessary or appropriate in order to effect and evidence such transfer and to confirm that the Involuntary Transferee and the Involuntary Transfer Interest are subject to and bound by this Agreement.  If the Involuntary Transferee does not provide such a written agreement, the Involuntary Transferee shall retain the “financial rights” which relate to the Involuntary Transfer Interest, but shall be deemed to have forfeited all “governance rights” which relate to the Involuntary Transfer Interest.

(2)                                 An opinion of counsel, satisfactory in form and substance to the Board of Managers, that the Involuntary Transfer will not terminate the Company or impair its ability to be taxed as a partnership and that the Involuntary Transfer constitutes and exempt transaction that does not require registration under applicable securities laws.

e.             Purchase Price for Involuntary Transfer Interest.  In the case of an Involuntary Transfer, the purchase price shall be equal to the fair market of the Member Interest to be sold, determined in accordance with the following:

i.                                         Mutual Agreement.  The selling party and the purchasing party shall, for a period of thirty (30) days following the last to expire applicable option period, attempt to mutually agree upon the gross fair market value of the assets of the Company.  If the selling party and the purchasing party are not able to agree within this thirty (30) day period, fair market value shall be determined by appraisal.

ii.                                     Appraisal.  For a period of seven (7) days following expiration of the thirty (30) day period specified in the above paragraph, the selling party and the purchasing party shall attempt to mutually agree upon an appraiser.  If the parties agree upon the identity of the appraiser, the appraiser shall determine the gross fair market value of the assets of the Company other than money.  If the parties are not able to reach agreement within such seven (7) day period, each shall identify an appraiser, the appraisers identified by the selling party and purchasing party shall select a third appraiser, and the third appraiser shall determine the gross fair market value of the assets of the Company.  The costs and expense of the appraiser(s) shall be paid one-half by the selling party and one-half by the purchasing party.

iii.                                 Involuntary Transfer Purchase Price.  The purchase price shall equal seventy-five percent (75%) of the amount that the Board of Managers in its discretion determines would be distributed with respect to the Involuntary Transfer Interest if the Company were dissolved, its affairs wound up, its assets other than money were sold for cash equal to their gross fair market value as determined by appraisal as set forth above, all distributions permitted under Section 7.1 were made, and thereafter the remaining assets of the Company were applied and distributed in accordance with Section 15.3(b).

f.              Payment Terms.  Unless otherwise agreed to by the parties, any payment made pursuant to an exercise of an option to purchase an Involuntary Transfer Interest shall be made in cash within thirty (30) days from the date of exercise of the option to purchase.

13.3        Prohibited Transfers.  In the case of a Transfer or attempted Transfer of Member Interests that is not permitted by, or is not made in compliance with, this Article XIII (a “Prohibited Transfer”), such transfer shall be void and the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that the Company and any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.  The term “Prohibited Transfer” shall include any Disposition of a Member Interest without the approval of a majority of the Managers (i) to a competitor or Affiliate of a competitor of Clean Energy in the CNG or LNG refueling business, (ii) to a foreign person or tax-exempt entity or (iii) if as a result of such Disposition the Company would cease to be treated as a partnership for U.S. federal income tax purposes or for such purposes be treated as a publicly traded partnership (other than in connection with an initial public offering of interests in the Company or its successor), be considered to hold “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, be an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or become subject other regulatory scheme that would impose material expense or material burden upon the Company (other than in connection with an initial public offering of interests in the Company or its successor).

13.4        Rights of Unadmitted Assignees.  A Person who acquires Member Interests but who is not admitted as a substituted Member pursuant to Section 13.5 hereof shall be entitled only to allocations and distributions with respect to such Member Interests in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect any books or records of the Company, and shall not have any of the rights of a Member under the Delaware Act or this Agreement; provided, however, PlainsCapital Bank shall be deemed to be admitted as a Member with all rights and obligations under this Agreement and to have accepted and adopted all terms and provisions of this Agreement with respect to any Member Interest acquired by PlainsCapital Bank by foreclosure under a pledge in connection with the Clean Energy Borrowing, without the need to comply with the provisions of Section 13.5, including without limitation all rights and obligations of Clean Energy under this Agreement.

13.5        Admission of Substituted Members.  In addition to the other provisions of this Article XIII, a transferee of Member Interests may be admitted to the Company as a substituted Member only upon satisfaction of all of the conditions set forth in this Section 13.5:

(a)           The Member Interests with respect to which the transferee is being admitted were acquired by means of a Transfer permitted by this Article XIII;

(b)           The transferee of Member Interests (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Board (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties customary for transactions of a similar type to each nontransferring Member, (ii) accept and adopt the terms and provisions of this Agreement, including this Article XIII, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Member Interests.  The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, and (y) those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer;

(a)           The transferee pays or reimburses the Company for all reasonable legal, filing, and other costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Member Interests; and

(b)           The transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Board reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate of Formation of the Company or any other instrument filed with the State of Delaware or any other state or Governmental Authority.

In the event that one or more of the foregoing conditions is not met but a transferee nonetheless acquires Member Interests in the Company, such transferee shall have only the rights of an unadmitted assignee as described in Section 13.4.

13.6        Representations Regarding Transfers; Legend.

(a)           Each Member hereby represents to, and covenants and agrees with, the Company, for the benefit of the Company and all Members, that (i) it is not currently making a market in the Member Interests and will not in the future make a market in the Member Interests without the prior written approval of the Board, (ii) it will not Transfer its Member Interests on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Treasury Regulations, proposed Treasury Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Treasury Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Member Interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Member Interests through a matching service that is not approved in advance by the Board.  Each Member further agrees that it will not Transfer any Member Interests to any Person unless such Person agrees to be bound by this Section 13.6(a) and to Transfer such Member Interests only to Persons who agree to be similarly bound.

(b)           Each Member hereby represents and warrants to the Company and the other Members that such Member’s acquisition of Member Interests is or was made as principal for such Member’s own account and not for resale or distribution of such Member Interests.  Each Member hereby agrees that the following legend may be placed upon any counterpart of this Agreement or any certificate or other document or instrument evidencing ownership of Member Interests:

THE MEMBER INTERESTS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THESE MEMBER INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  SUCH MEMBER INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE MEMBER INTERESTS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE COMPANY’S LIMITED LIABILITY COMPANY AGREEMENT.

The Company shall cause such legend to be removed at such time as the Company is advised by its counsel that such legend may be removed, or the Company has received an opinion of counsel to a Member, in form and substance reasonably satisfactory to the Company, that such legend may be removed.

(c)           Each Member represents and warrants to the Company and each other Member that such Member is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and the execution, delivery and performance by it of this Agreement is within its powers, has been duly authorized by all necessary corporate or other action on its behalf, requires no action by or in respect of, or filing with, any governmental body, agency or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which such Member is a party or by which such Member or any of its properties is bound.  This Agreement constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms.

(d)           Cambrian McCommas Bluff represents and warrants to Clean Energy that (i) Evan Williams and his sibling Tudor Williams each beneficially owns and controls forty-two and one-half percent (42.5%), and the son of Evan Williams, Rhys Williams, beneficially owns and controls fifteen percent (15%) of each of the equity securities and voting securities of Cambrian McCommas Bluff, (ii) no other Persons has any beneficial ownership or control of any equity securities or voting securities of Cambrian McCommas Bluff (or any right to acquire ay such beneficial ownership or control), (iii) Cambrian Energy Development owns all of the equity securities and voting securities of Cambrian Energy Management, and (iv) the individuals identified in clause (i) of this Section 13.6(d) control Cambrian Energy Development and Cambrian Energy Management.

(e)           The foregoing representations, warranties and agreements shall survive the date of the Member’s admission to the Company, any cessation of its status as a Member, and any dissolution, termination or liquidation of the Company.

13.7        Distributions and Allocations in Respect of Transferred Member Interests.  If any Member Interests are Transferred in compliance with the provisions of this Article XIII, profits, losses, each item thereof, and all other items attributable to the transferred Member Interests for such allocation year shall be divided and allocated between the transferor and the transferee by taking into account their varying Member Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board.  All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Neither the Company nor any Member, Manager or officer shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 13.7, whether or not any Member, Manager or officer or the Company has knowledge of any Transfer of ownership of any Member Interests.

13.8        Drag-Along.  In the event one or more Member(s) (the “Dragging Member”) proposes a sale of all Member Interests owned by such Member(s), which Member Interests constitutes at least fifty-one percent (51%) of the outstanding Member Interests of the Company, in one or more related transactions to a bona fide third party purchaser on an arm’s length basis, the Dragging Member will have the right (the “Drag-Along Right”) to require all (but not less than all) of the other Members (each a “Drag-Along Member” and collectively, the “Drag-Along Members”) to sell all their Member Interests by providing a notice (the “Drag-Along Notice”) to the Drag-Along Members.  The Drag-Along Notice shall include: (i) a statement of the Dragging Member’s bona fide intent to sell the requisite number of Member Interests, (ii) the name and address of the proposed purchaser, (iii) the total consideration to be paid by the purchaser for Member Interests collectively, which must be in cash or obligations to pay cash, (iv) the other terms and conditions of the proposed transfer including the closing date of the transaction, and (v) such other information as the recipient of the Drag-Along Notice may reasonably request.  Notwithstanding the terms of any offer of the proposed purchaser or in the Drag-Along Notice, the amount of any consideration payable to Members with respect to Member Interests shall be allocated (i) first to Clean Energy in the amount the Adjusted Capital Return, determined as of the date of transfer, and (ii) thereafter among Members in proportion to their respective numbers of Member Interests.  The Drag-Along Rights may be exercised without following the requirements of Section 13.2 c and, if a Drag-Along Notice is given, the procedures of Section 13.9 may not be invoked unless and until there is not reasonable possibility that a sale pursuant to the Drag-Along Notice will occur.

13.9                        Buy-Sell.  After December 31, 2009, a Member (the “Initiating Member”) desiring to acquire all of the Member Interests of the remaining Members may provide a written notice (“Buy/Sell Notice”) to the remaining Members (the “Target Members”) setting forth the Stated Value (as hereinafter defined) and stating that the Initiating Member will either sell all of the Initiating Member’s Member Interests or purchase all of the Member Interests of the Target Members at the price determined based on the Stated Value.  For purposes of this paragraph, (i) the “Stated Value” contained in the Buy/Sell Notice will be a hypothetical cash price for all the assets of the Company without assumption of funded indebtedness of the Company, and (ii) the price payable to a selling Member shall be the amount that the selling Member (be that the Initiating Member or the Target Members) would receive with respect to the Member Interests of such selling Member upon dissolution of the Company following a sale of all assets of the Company for cash in the amount of the Stated Value.  Upon a sale pursuant to a Buy/Sell Notice, each selling Member and its Affiliates also shall be repaid all indebtedness of the Company to such Member or its Affiliates to the extent there would be funds available to pay such indebtedness upon such a sale at the Stated Value.  Each Target Member will reply in writing to the other Members and the Company within one-hundred eighty (180) days of receiving a Buy/Sell Notice as to whether the Target Member will sell the Target Member’s Member Interests to the Initiating Member or purchase the Initiating Member’s Member Interests.  Failure by the Target Member to respond in writing within said one-hundred eighty (180) day time period will be deemed an election by the Target Member to sell the Target Member’s Member Interests to the Initiating Member.  The purchase and sale of the Member Interests under this paragraph will be consummated within ninety (90) days after the termination of the one-hundred eighty (180) day notice period.  The purchase price for the Member Interests and any indebtedness of a selling Member payable as set forth above will be paid in immediately available funds.  Notwithstanding the foregoing, (i) except as otherwise agreed by the Company, any liability of the selling Member or its Affiliates to the Company (including any liability for damages) shall survive the sale of its Member Interests and (ii) except as otherwise agreed by the Purchasing Members, any liability of the selling Member or its Affiliates to the purchasing Members (including any liability for damages) shall survive the sale of its Member Interests.  For so long as the Clean Energy Borrowing is outstanding, a condition precedent to closing a Transfer pursuant to this Section 13.9 shall be payment in full of the Clean Energy Borrowing and all amounts payable by Clean Energy in connection therewith.

ARTICLE XIV
ADMISSION AND WITHDRAWAL OF MEMBERS

14.1                        Admission of Members.  Notwithstanding any other provision of this Agreement to the contrary, no additional Person, other than an Affiliate of a Member (including an Assignee), that acquires a Member Interest (including any Member Interests), shall be admitted to the Company as a Member without the unanimous approval of the Board, which approval may be given or withheld in the Board’s sole discretion, subject to Section 9.10.  An Assignee, in its capacity as such, of a Member Interest shall only be entitled to receive allocations and distributions pursuant to Articles VI and VII and shall not have any other rights or powers of a Member, including any voting rights.  Until an Assignee becomes a Member, the transferring Member from which such Assignee received its Member Interest shall not have the right to receive allocations or distributions pursuant to Articles VI and VII.

14.2                        Admission of Transferee Affiliate.  An Affiliate shall be admitted to the Company as a Member, effective immediately prior to such transfer; provided that such transferee shall have furnished to the Board acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement and such other documents as the Board shall reasonably request.

14.3                        Withdrawal of Members.  Except following the transfer of its Member Interest as provided in Article XIII and the admission of its transferee as a Member pursuant to Section 13.5, a Member may not withdraw from the Company.

14.4                        Amendment of this Agreement.  Following the admission to the Company of any successor transferee, Affiliate or new Member, the Board shall take all steps necessary and appropriate to prepare and record or file, if necessary, as soon as practicable, an amendment to this Agreement and other filings relating thereto.

ARTICLE XV
DISSOLUTION AND LIQUIDATION

15.1                        Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)                                  the entry of a decree of judicial dissolution under the Delaware Act; or

(b)                                 upon the vote required by Section 9.10.

The Company shall not be dissolved upon the resignation, expulsion, bankruptcy or dissolution of a Member.

15.2                        Notice of Dissolution.  Upon the dissolution of the Company, the Board of Managers shall promptly notify the Members of such dissolution.

15.3                        Liquidation.

(a)                                  General.  Upon dissolution of the Company, the Board of Managers or a Manager designated by the Board, as liquidating trustee, shall immediately commence to wind up the Company’s affairs (a “Liquidation”); provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal Losses attendant upon a Liquidation.  The Members shall continue to share Profits and Losses of the Company during liquidation in the same manner, as specified in Article VI hereof, as is applicable before Liquidation.

(b)                                 Distribution of Company Assets.  The proceeds of Liquidation, after payment of all liabilities, indebtedness, accrued compensation owed to employees and consultants of the Company under contractual arrangements or employee benefit plans entered into in the ordinary course of business prior to the Company’s dissolution and other obligations of the Company and after the provision of any reserve as determined by the Board of Managers, shall be distributed in accordance with Section 7.2.

15.4                        No Deficit Restoration Obligation.  In the event that any Member has a deficit balance in its Capital Account following the liquidation of the Company, as determined after taking into account all Capital Account adjustments for the Fiscal Year in which such liquidation occurs, in no event shall such Member be required to contribute additional capital to the Company or pay any other Member or third party, to offset such deficit balance.

ARTICLE XVI
GENERAL PROVISIONS

16.1                        Addresses and Notices.  Any notice, demand, request or report required or permitted to be given or made to a Member or a Manager under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by United States registered or certified mail, return receipt requested, or by a reputable courier service to the Member or the Manager at the address described below.  Notices and other communications provided for herein shall be in writing and shall be delivered or sent as hereinabove provided to the Members at their respective addresses set forth on Schedule A hereto and to the Managers at the addresses provided to the Company and maintained by the Secretary.  A Member may at any time or from time to time designate, by notice to the Company, another address in lieu of the address specified herein or in any previous designation pursuant to this sentence.  Any notice to the Company shall be deemed given if received by the Board at the principal office of the Company.

16.2                        Amendment.  This Agreement may not be amended or terminated except as set forth in Section 9.14.

16.3                        Titles and Captions; Construction.  All article and section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and shall in no way define, limit, extend, or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to articles and sections of this Agreement.  The language of this Agreement is the language chosen by the parties to express their understanding and agreement, and shall not be construed strictly against any party.

16.4                        Successors and Assigns.  This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Members, the Managers, their spouses, and their respective heirs, executors, administrators, personal or legal representatives, successors and permitted assigns.

16.5                        No Third-Party Beneficiaries.  Except as otherwise specifically provided herein or in any other agreement making a reference to this Agreement, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person (including any creditor of the Company) other than the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors, and permitted assigns.

16.6                        Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.7                        Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

16.8                        Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

16.9                        Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one and the same agreement, notwithstanding that all such parties are not signatories to the original or the same counterpart.

16.10                 Governing Law.  This Agreement shall be an agreement under seal governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflicts or choices of laws.

16.11                 Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

16.12                 Invalidity of Provisions.  If any provision of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.13                 Conflicts.  The Members acknowledge that their respective affiliates, officers, directors, partners, members and stockholders presently, and in the future will invest in, own, acquire, develop, manage and operate other energy projects or energy technologies and engage in other business activities which may be similar to or in competition with the Projects.  This Agreement is not intended to confer any interest in profits, income or participation in those other ventures and the Members waive any conflict of interest that may arise and relinquish any right or claim in any income or profits from any other business venture of the other Members.  However, the members may mutually elect from time to time to jointly acquire or develop additional energy projects.  The Members further acknowledge that Evan Williams is an attorney with the law firm of Poindexter & Doutre, Inc. in Los Angeles, California, which law firm has represented Evan Williams and Cambrian for many years and represented Cambrian in connection with some of the Projects.  To the extent that Poindexter & Doutre, Inc., through Evan Williams or any other attorney at Poindexter & Doutre, Inc., currently represents Cambrian or Cambrian McCommas Bluff, or both, a conflict of interest may exist with previous work in drafting certain of the legal documents pertaining to  the Project.  Further, Evan Williams, through his ownership in Cambrian, will indirectly have an interest in Cambrian McCommas Bluff and the Project.  Rules 3-300, 3-310 and 3-600 of the Rules of Professional Conduct of the State Bar of California prohibit an attorney from acquiring an interest adverse to a client unless (i) the transaction and its terms are fair and reasonable to the client and are fully disclosed and transmitted in writing in a manner which should be reasonably understood by the client; and (ii) the client is advised in writing that the client may seek the advice of an independent lawyer of the client’s choice and is given a reasonable opportunity to seek that advice; and (iii) the client thereafter consents in writing to the terms of the transaction.

Each of the Members by signing a copy of this Agreement acknowledges that (i) it is aware of the conflict of interest that exists to the extent that either Evan Williams or Poindexter & Doutre, Inc. performs or has performed legal services either directly or indirectly for the benefit of any of Cambrian, Cambrian McCommas Bluff, the Company or any of their respective Affiliates, (ii) it has sought the advice of independent legal counsel in entering into this Agreement and the transactions contemplated hereby, and (iii) it consents to Evan Williams and Poindexter & Doutre, Inc. (including other individual attorneys thereof) performing legal services directly or indirectly for the benefit of any of Cambrian, the Company, the Project Company and/or any of their respective Affiliates.

16.14                 Legal Fees.  Third party legal fees and costs incurred by the parties in connection with the documentation of this Agreement shall be paid by such parties and not by the Company.  In the event proceedings shall be instituted to rescind, declare, interpret or enforce any right arising hereunder, the prevailing party shall be entitled to recover expenses incurred therein including reasonable attorney fees.

16.15                 Disputes.  In the event a dispute develops between the members, the CEO or equivalent of each Member shall first meet to try to resolve the matter.  In the event the Members are unable to resolve the matter, any action to enforce or interpret this Agreement or to resolve disputes between the Members or by or against any Member (unless the relief sought requires the exercise of the equity powers of a court of competent jurisdiction) shall be settled by arbitration in accordance with the rules of the American Arbitration Association.  Any party may commence arbitration by sending a written demand for arbitration to the other parties.  Such demand shall set forth the nature of the matter to be resolved by arbitration. Arbitration shall be conducted at Los Angeles, California.  The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute.  The prevailing party shall be entitled to reimbursement of attorneys’ fees, costs and expenses incurred in connection with the arbitration.  All decisions of the arbitrator shall be final, binding and conclusive on all parties.  Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this CE Dallas Renewables LLC Limited Liability Company Agreement

MEMBERS:

Clean Energy

By:	/s/ Richard R. Wheeler
Richard R. Wheeler, Chief Financial Officer

Cambrian Energy McCommas Bluff LLC

By:	/s/ Evan Williams
Evan Williams, Manager

Schedule A

MEMBERS

Name and Address of Member	Capital Contribution	Member Percentage Interest

Clean Energy 3020 Old Ranch Parkway, Suite 200 Seal Beach, CA 90740	$18,400,000	70% Before Exercise of the Option to Cambrian McCommas Bluff

Cambrian Energy McCommas Bluff LLC c/o Cambrian Energy Management LLC 624 So. Grand Ave. #2420 Los Angeles, CA 90017-3325	$1,000 plus the contribution of the release delivered to Camco and other contractual rights	30% Before Exercise of the Option to Cambrian McCommas Bluff

Total	$18,401,000	100%

Schedule B

Development Costs to be funded by Clean Energy Loan

Capital Improvement	Estimated Amount	Grouped Tasks Totals
Media Capital Expenditures Reimbursed to Camco
Payment to Camco for Media Capital Expenditures, which are the Sulfa Treat media, carbon bed media and molecular sieve media	$1,000,000	$1,000,000
Gas Processing Facility
Repair Turbocharger Expansion Joints	$13,200
Change Out Valve Coils	$9,900
Replace Safety Valves and Rupture Discs/Spare Set of Valves	$35,200
Overhaul CO2 Vacuum Blower/Spare 1st Stage Blower	$370,000
Repair/Replace Pressure Switches	$13,200
Replace Bypass Control Valve Instrumentation	$6,600
Purchase Spare Expansion Joints	$13,200
Replace Thermal Oxidizer	$700,000
Air Standby Compressor	$71,500
Add Fuses to Control Panel	$13,200
Install Electric Gate/Improved Security System	$31,500
Replace SCADA System	$400,000
Add Sulfa Treat Tanks	$380,000
Add Variable Frequency Drives to Fin Fan Coolers	$51,600
Upgrade Control Room HVAC	$89,100
Install Oil/Water Separator and Waste Oil Tank	$18,700
Add Blowers and Flare	$247,500
Spare Parts and Equipment Storage Containers	$125,000
Engineering/Construction Management for Gas Processing Facility Capital Improvement Projects	$217,000
Purchase NOx offset credits for interim operation of engine-compressor until electric-driven compressors are installed	$55,000
Contingency	$450,000	$3,311,400
Landfill Gas Collection System
Wellfield Drilling and Well Completion – 73 new wells with construction of lateral piping to new wells and repair of piping	$1,200,000
Install 1,200 feet of New 36” Header Pipe and Relocate Headers	$440,000
SCS Construction Management	$65,000	$1,705,000
Electric Drive Compressors and Related Construction
LFG Compression/Refrigeration Skids	$2,600,000
Product Gas Compressor	$600,000
CO2 Purge Gas Compressor	$800,000
Major Electrical Equipment	$650,000
Electrical/Instrumentation	$840,000
Mechanical	$1,200,000
Civil/Structural	$500,000
Engineering/Construction Management for Electric Drive Procurement and Installation	$435,000
Acquisition Closing Costs	$100,000	$7,725,000
TOTAL ESTIMATED DEVELOPMENT COSTS		$13,741,400